UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Lifetime Brands Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    53222Q103
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                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  53222Q103
           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Reich & Tang Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     678,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     678,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     678,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

--------------------------------------------------------------------------------

CUSIP No.  53222Q103
           ---------------------

Item 1(a).  Name of Issuer:

                  Lifetime Brands Inc.
            -------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

                  1000 Stewart Avenue, Garden City, NY 11530
            -------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  Reich & Tang Asset Management, LLC
            -------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

                  600 Fifth Avenue, New York, NY 10020
            -------------------------------------------------------------------

      (c).  Citizenship:

            United States
            -------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock
            -------------------------------------------------------------------

      (e).  CUSIP Number:

            53222Q103
            -------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

          Investment Adviser registered under Section 203 of Investment Advisers Act of 1940.

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  678,900
            -------------------------------------------------------------------

        (b)  Percent of class:

                  5.7%
            -------------------------------------------------------------------

      (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                                                                               0
                                                          --------------------,

          (ii)  Shared power to vote or to direct the vote
                                                                         678,900
                                                          --------------------,

          (iii) Sole power to dispose or to direct the
                disposition of
                                                                               0
                                                          --------------------,

          (iv)  Shared power to dispose or to direct the
                disposition of
                                                                         678,900
                                                          --------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

            Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          This statement is being filed to report the fact that as of the date hereof the reporting person is a beneficial owner of more than 5% of the class of securities.
          ------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2009
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/S/Christopher Brancazio
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Christopher Brancazio
Chief Compliance Officer
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